EXHIBIT 99.1

Simmons First Reinstates Stock Repurchase Program

PINE BLUFF, Ark., Sept. 27, 2011 (GLOBE NEWSWIRE) -- J. Thomas May, Chairman and Chief Executive Officer of Simmons First National Corporation (Nasdaq:SFNC), has announced that the Company will reinstate its existing stock repurchase program which was temporarily suspended in 2008. The program authorized the repurchase of up to 700,000 shares of Class A common stock. Prior to the suspension of the program, the Company had repurchased 54,328 shares, thereby leaving authority to repurchase 645,672 shares under the program. The shares are to be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions.

The Company may discontinue purchases at any time that management determines additional purchases are not warranted. SFNC intends to use the repurchased shares to satisfy stock option exercises, payment of future stock dividends and general corporate purposes. Under the repurchase program, there is no time limit for the stock repurchases, nor is there a minimum number of shares that the Company intends to repurchase.

"Simmons First has one of the strongest capital positions within our peer group, in fact ranking at the 97th percentile," May said. "Obviously, a portion of this capital has been allocated for our acquisition program and we plan to leave this portion of our capital available for this purpose. However, based on our current stock price, which we believe is an excellent investment; we plan to utilize a portion of our annual earnings to repurchase shares. The repurchase program will allow us to acquire shares needed for corporate purposes as well as make an investment in our Company, which demonstrates our commitment and confidence in its future."

Simmons First National Corporation

Simmons First National Corporation is an eight bank financial holding company with community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 88 offices, of which 84 are financial centers, in 47 communities in Arkansas, Missouri and Kansas. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Simmons First National Corporation's financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

CONTACT: DAVID W. GARNER
         Senior Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000